Exhibit 99.1

Sanders Morris Harris Group

Contact: Rick Berry

Chief Financial Officer

600 Travis Street, Suite 5800

Houston, TX 77002

713.993.4614

SMH Capital Markets

Contact: William S. Sprague

Chief Executive Officer

527 Madison, 10th Floor

New York, NY 10022

212.317.2707

Sanders Morris Harris Group Announces Capital Markets Sale

HOUSTON, January 22, 2009 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that it has entered into an agreement to sell a significant portion of its Capital Markets business, including the investment banking, fixed income, and New York-based institutional equity departments, to Siwanoy Capital, LLC, a company formed by the senior management of the units and Pan Asia China Commerce Corp. (“PAC3”). The terms of the transaction were not disclosed.

The transaction will transform Sanders Morris Harris Group almost entirely into a wealth/asset management company with approximately $10.2 billion in client assets as of September 30, 2008. The Company announced in August 2008 that it was exploring strategic alternatives for its Capital Markets unit.

“After exploring several options to maximize shareholder value and long-term growth potential, we negotiated and structured a transaction which we believe achieves those objectives,” said George L. Ball, Chairman of Sanders Morris Harris Group. “Although we think both units have a strong future, we have been – and will be – focusing our resources on the wealth/asset management sector.”

The sale is expected to close in the second quarter of 2009 upon the formation of a new broker-dealer by Siwanoy Capital. Sanders Morris Harris Group will retain a 20% interest in the business, subject to PAC3 having an option to purchase that interest. The sale does not include Sanders Morris Harris Group’s Concept Capital prime brokerage division or the Los Angeles-based Juda Group. Concept Capital also anticipates forming a broker-dealer and becoming a stand-alone company, of which Sanders Morris Harris Group will retain a 50% ownership interest.

Sanders Morris Harris Group owns 76% of Edelman Financial Center, the metropolitan Washington, D.C.-based financial planning business run by Ric Edelman with $3.4 billion in assets under management. In addition to its Edelman operations, Sanders Morris Harris Group owns all or part of seven wealth/asset management firms with approximately $3.2 billion in assets under management. It also has 25 branch offices with $3.6 billion of client assets. Its tangible net worth at the end of the third quarter was $147.3 million or $5.05 per share.

William S. Sprague, Chief Executive Officer of SMH Capital Markets, the businesses being sold, noted, “This is an excellent transaction for all parties. We believe there are significant opportunities for a privately owned investment banking firm like ours that are extremely attractive. The difficult markets make the prospects for a highly regarded boutique all the more timely. In the current environment, we anticipate broadening and improving the products and services that we offer our institutional and corporate clients by attracting additional high quality professionals.”

About Sanders Morris Harris Group

Sanders Morris Harris Group is a wealth/asset management company that manages approximately $10.2 billion in client assets on September 30, 2008. Assets under management in this context include the gross value of assets managed directly or via outside managers under a limited power of attorney, assets under advisement, and assets held in custody for clients by outside clearance firms. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has over 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include, but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company’s services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.